Media Contact:	Stefan Prelog
Walek & Associates
212-590-0523
sprelog@walek.com

FOR IMMEDIATE RELEASE

FORWARD INDUSTRIES NAMES NEW CHAIRMAN, CEO

•   Excited About Future Opportunities for Company

•   Outgoing CEO Praises New Management Team and Corporate Plan

New York, August 10, 2010 – Forward Industries, Inc. (NASDAQ: FORD) (“the Company” or “Forward”) and LaGrange Capital Partners announced today that LaGrange founder and general partner Frank LaGrange “Grange” Johnson will assume the role of Chairman of the Board of Forward Industries, a technology solutions provider that designs, markets and distributes carrying cases and accessories for the handheld consumer electronics and medical device industries.  Additionally, Brett M. Johnson will take over as CEO.

Doug Sabra made the announcement that he is immediately stepping down as Acting Chairman and CEO.  In addition, Owen King and Stephen Key are joining the Board of Directors, replacing Bruce Galloway and Michael Schiffman.  Mr. Schiffman has agreed to serve as an ongoing advisor to the Company.

The company has also repealed all corporate actions taken on June 9th, 2010, including the adoption of the Shareholder Protection Rights Agreement and certain amendments to the Company’s Bylaws.

LaGrange, the largest shareholder of Forward with 26.40% of the shares outstanding, is pleased with the positive changes and believes the new management team can create shareholder value.

Grange Johnson wished Sabra and the outgoing board members well and thanked them for their years of dedicated service.  “We are excited about the opportunity ahead of us and we appreciate the support of the Company going forward,” said Johnson.

 “With this new leadership team, we are excited to grow Forward’s existing original equipment manufacturer business and to expand with new product channels and geographies,” said Brett M. Johnson.  “We believe that these represent significant and exciting opportunities for the Company. Over the course of the next few years, we are looking to transform Forward into a leader in the technology accessories category.”

In a letter to the Company, Sabra noted that “Brett M. Johnson brings an exceptional amount of industry experience and is the best possible person to execute the strategy recently adopted by the board.”

“You will have a terrific management team in place to lead the way and, with your support, the plan is a guaranteed winner,” Sabra added in the letter.

Brett M. Johnson is the founder of Benevolent Capital Partners (“BCP”), a diversified investment company whose investments include Yak Pak and Terracycle.  Prior to founding BCP, Mr. Johnson was the President of Targus Group International, a global supplier of notebook carrying cases and accessories, from 2001 to 2004, during which time he led a comprehensive restructuring of the business and grew EBITDA from a loss of $2m in 2000 to a profit of $42m in 2004.  Prior to that he was managing director of Targus, EMEA and APAC regions where he increased sales from $25m to $125m and opened 18 international offices.  Under Johnson’s leadership, Targus was a two-time winner of the Queen's Award for Enterprise and a six-time winner of Gartner Group's Best Vendor Award at RetailVision and VarVision.

Stephen Key heads up Key Consulting, a financial consulting firm, and serves on the board of directors for a number of companies and organizations.  He was previously Executive Vice President and Chief Financial Officer of Textron and ConAgra, Inc. Key also worked for Ernst and Young for 24 years and was managing partner of their New York office.

Owen King is the founder and CEO of Stonehurst Management, an SEC-registered investment adviser founded in 2002.  Prior to Stonehurst, King managed the global asset allocation program and served on the investment committee of one of the largest independent RIAs in the U.S.  Previously, King was Senior Vice President of P.G. Corbin & Company where he advised many of the largest municipalities in the U.S. on their financing programs.  He also worked as an investment banker for Prudential Securities.

About LaGrange Capital Partners

Founded by Frank LaGrange “Grange” Johnson in 2000, the firm manages LaGrange Capital Partners, an event driven/special situations fund focused on areas with a high return potential, and LaGrange Special Situations Yield Fund, a special situations fund focused on yield and value-oriented investments. LaGrange Capital Partners is based in New York.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions for hand held electronic devices. Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Actual results may differ substantially from those expressed or implied in such forward looking statements due to a number of factors. Such risk factors include but are not limited to those discussed in Item 2, Part I, “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q filed on August 10, 2010 with the SEC, as well as in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which factors are incorporated herein by reference.

Such risk factors include, among others: the loss of any key customer or material sales in our Diabetic Products line, where customer and sales concentration are high; a significant change in the Company’s relationship with one or more key customers (including changes affecting their businesses); the loss of a key sales personnel who has significant influence on our relationships with some of our largest customers; whether important customers reduce or discontinue inclusion of carry solutions “in box” with their electronic products; the concentration of our accounts receivable in a small number of customers and our ability to collect payment; the adverse impact of customer pricing pressures on gross margins ; fluctuations in foreign currency exchange rates that could result in increased costs or reduced revenues; levels of demand and pricing generally for electronic devices sold by our customers for which we supply carry solutions; the development of quality control, delivery, or pricing issues involving our Asian suppliers; uncertainties in the financial and credit markets; changes in, governmental regulations; variability in order flow from our OEM customers; the impact on our business of an acquisition or the failure to make an acquisition; and losses on our uninsured cash balances at commercial banks where a failure occurs.